Exhibit 99.2

PROPELL TECHNOLOGY GROUP’S WHOLLY OWNED SUBSIDIARY NOVAS ENERGY USA to Present to The National Eagles and Angels Association

Houston, Texas, May 14, 2013 /PRNewswire/ -- Novas Energy USA a wholly owned subsidiary of Propell Technologies Group, Inc. (the “Company”) (OTCQB: PROP), announced that John W. Huemoeller II, the Company’s Chairman, Chief Executive Officer and President will be a featured speaker to The National Eagles and Angels Association conference being held at The Petroleum Club of Houston, 800 Bell Street, 43rd Floor, Houston, TX 77002.

Mr. Huemoeller will discuss the recent results of the application of the Company’s new plasma-pulse technology to nine treated oil wells. “I am thrilled to have the opportunity to share our recent successful results with this group of knowledgeable business men and woman” said Mr. Huemoeller.  The National Eagles and Angels Association is a nationwide alliance of individual investors and business angels.

About Propell Technologies Group, Inc.

Propell Technologies Group, Inc., operates in two different lines of business. As Novas Energy USA Inc., its wholly owned subsidiary, the company offers enhanced oil recovery technology and services through commercial application of a proprietary "Plasma-Pulse Technology.” Under the PropellShops brand, it provides web-based e-commerce solutions in which schools, nonprofits, teams or businesses can raise money by easily launching web stores featuring customized apparel and gifts featuring their brand, logo or other artwork.

Novas Energy USA Inc./Propell Technology Group Inc.

Novas Energy USA Inc., a wholly owned subsidiary of Propell Technology Group Inc., was recently organized to utilize its proprietary "Plasma-Pulse Technology" to enhance the recovery of oil. Our technology is designed to be suitable for oil wells as deep as 12,000 and to be highly effective, fast and economical.

For more information, visit http://www.novasenergyusa.com or call 713-227-0480, Novas Energy USA, 1701 Commerce

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